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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

              INVESCO VAN KAMPEN DYNAMIC CREDIT OPPORTUNITIES FUND

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Dynamic Credit Opportunities Fund was held on Friday, July 16, 2010. The Meeting was held for the following purpose:

(1) Elect four Class III Trustees by the holders of the Common Shares, each of whom will serve for a three year term or until a successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                                Votes
Matter                                           Votes For    Withheld
----------------------------------------------   ----------   ---------
(1)    R. Craig Kennedy.......................   65,366,579   2,139,168
       Jack E. Nelson.........................   64,950,871   2,554,876
       Colin D. Meadows.......................   65,337,867   2,167,880
       Hugo F. Sonnenschein...................   65,338,171   2,167,576